Exhibit 8.1



                                  SUBSIDIARIES


Companies                         Jurisdiction of Organization      Name

Total Fleet S.A.                  Brazil                            Total Fleet
Localiza Franchising S.A.         Brazil                            Franchising
Prime Prestadora de Servicos      Brazil                            Prime
S.A.
Localiza Master Franchisee        Argentina                         MFA
Argentina S.A.